Exhibit 99.1

Prevail Therapeutics Announces Decisive Victory in Arbitration Brought by Alector against Prevail’s CEO

Decision Vindicates Dr. Abeliovich and Confirms Integrity of Prevail’s Intellectual Property

NEW YORK, November 2, 2020 — Prevail Therapeutics Inc. (Nasdaq: PRVL), a biotechnology company developing potentially disease-modifying AAV-based gene therapies for patients with neurodegenerative diseases, today announced a decisive victory in the arbitration proceeding brought in 2019 by Alector Inc. against Prevail’s founder and Chief Executive Officer, Asa Abeliovich, M.D., Ph.D.

The arbitrator rejected all of Alector’s principal claims against Dr. Abeliovich, including all claims alleging misappropriation or misuse of trade secrets. Significantly, the arbitrator rejected Alector’s claims that Dr. Abeliovich used Alector trade secrets or confidential information in connection with his work on behalf of Prevail, as well as Alector’s claim that it has rights to Prevail’s patents and patent applications. Prevail was not a party to this arbitration.

“We appreciate the arbitrator’s thorough and independent review of this matter. This decision vindicates Dr. Abeliovich and rules in his favor on all significant issues,” said Francois Nader, M.D., Non-Executive Chairman of Prevail. “With this positive outcome, Prevail is looking forward to advancing our pipeline for the benefit of patients.”

“I am pleased with the decision, which confirms Prevail’s ownership of its intellectual property,” said Dr. Abeliovich. “Our team continues to advance our pipeline and remains committed to our critical mission of developing novel, urgently needed therapies for patients with neurodegenerative disorders such as Parkinson’s disease and frontotemporal dementia.”

The only relief granted to Alector by the arbitrator was permission to seek reimbursement for a portion of Alector’s out-of-pocket costs and fees in connection with certain document retention-related claims. Alector will need to provide sufficient proof of such amounts.

About Prevail Therapeutics

Prevail is a clinical stage gene therapy company leveraging breakthroughs in human genetics with the goal of developing and commercializing disease-modifying AAV-based gene therapies for patients with neurodegenerative diseases. The company is developing PR001 for patients with Parkinson’s disease with GBA1 mutations (PD-GBA) and neuronopathic Gaucher disease (nGD); PR006 for patients with frontotemporal dementia with GRN mutations (FTD-GRN); and PR004 for patients with certain synucleinopathies.

Prevail was founded by Dr. Asa Abeliovich in 2017, through a collaborative effort with The Silverstein Foundation for Parkinson’s with GBA and OrbiMed, and is headquartered in New York, NY.

Forward-Looking Statements Related to Prevail

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Examples of these forward-looking statements include statements concerning the amount of costs and legal fees that Prevail may be required to reimburse. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Prevail’s novel approach to gene therapy makes it difficult to predict the time, cost and potential success of product candidate development or regulatory approval; Prevail’s gene therapy programs may not meet safety and efficacy levels needed to support ongoing clinical development or regulatory approval; the regulatory landscape for gene therapy is rigorous, complex, uncertain and subject to change; the fact that gene therapies are novel, complex and difficult to manufacture; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises. These and other risks are described more fully in Prevail’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed with the SEC on August 11, 2020, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Prevail undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact

Gina Nugent

Ten Bridge Communications

gina@tenbridgecommunications.com

617-460-3579

Investor Contact

investors@prevailtherapeutics.com

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